                                                                     EXHIBIT 4.6
                                                                     -----------

                               CONTROL AGREEMENT
                               -----------------

          This CONTROL AGREEMENT (this "Agreement") is made as of the 19th day
                                        ---------
of May, 1999 by and among HOLLYWOOD CASINO CORPORATION, a Delaware corporation (the "Company") with an office at the address set forth in Section 15 hereof,
      -------
and STATE STREET BANK AND TRUST COMPANY, a Massachusetts chartered trust company with offices as set forth in Section 15 hereof, as Trustee and Securities Intermediary ("Trustee" or "Securities Intermediary"). Capitalized terms used
               -------      -----------------------
herein and not otherwise defined herein have the meanings assigned to them in the Indenture described below.

                                   RECITALS:

          A. The Company, HWCC-Tunica, Inc., HWCC-Shreveport, Inc. and Trustee have entered into an Indenture dated as of May 19, 1999 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the "Indenture"), pursuant to which the Company will issue up to $310,000,000 of its
----------
11 1/4% Series A and Series B Senior Secured Notes due 2007 and up to $50,000,000 of its Floating Rate Series A and Series B Senior Secured Notes due 2006 (as the same may be amended, supplemented, restated, exchanged, replaced or otherwise modified from time to time, collectively, the "Notes").
                                                         -----

          B. Securities Intermediary and Company have entered into a customer agreement, a copy of which is attached hereto as Exhibit A (the "Customer
                                                 ---------       --------
Agreement"), pursuant to which Securities Intermediary has established its
---------
securities account number 102449-030 in the name of Company (the "Account").
                                                                  -------

          C. Company has entered into a Security Agreement of even date herewith (as from time to time amended, restated, supplemented or otherwise modified, the "Security Agreement"), in which inter alia, Company has granted to
               ------------------
Trustee on behalf of the holders of the Notes a security interest in the Account and the financial assets and any free credit balance carried therein.

          D. Company and Securities Intermediary are entering into this Agreement to provide for the control of the Account and to perfect the security interest of Trustee in the Account and the financial assets and any free credit balance carried therein as more fully described in the Security Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                                   AGREEMENT
                                   ---------

Section 1. The Account. The parties hereby agree and represent that (a) the Account has been established in the name of Company as recited above, (b) the Account does not hold any financial assets which are registered in the name of Company, payable to its order, or specially endorsed to it, which have not been endorsed to Securities Intermediary or in blank, (c) the Customer Agreement, the security entitlements arising out of the financial assets carried in the Account and such free credit balance are valid and legally binding obligations of Securities Intermediary, and (d) except for the claims and interests of Trustee and of Company in the Account, Securities Intermediary does not know of any claim to or interest in the Account or in any financial asset carried therein. Securities Intermediary will treat all property held by it in the Account as financial assets under Article 8 of the Uniform Commercial Code of the State of New York (the "Code").
                               ----

        Section 2. Withdrawals. The Securities Intermediary shall accept and comply with any entitlement order from the Company (a) to withdraw any financial asset from the Account, (b) to deliver any financial assets to the Company, or
(c) to pay to the Company any free credit balance or other amount with respect to the Account. Notwithstanding the foregoing sentence, following receipt of a Notice of Exclusive Control (as defined below) from Trustee, the Securities Intermediary shall neither accept nor comply with any entitlement order from the Company.

        Section 3. Priority of Lien. Company hereby grants to Trustee for the benefit of the holders of the Notes a security interest in the Account, all financial assets carried therein and any free credit balance therein. Securities Intermediary consents to such security interest. Securities Intermediary hereby confirms that the Account is a cash account and that it will not advance any margin or other credit to Company therein, either directly or indirectly by executing purchase orders in excess of any credit balance or money market mutual funds held in the Account, executing sell orders on securities not held in the Account or by executing trades in instruments such as options and commodities contracts that create similar obligations, nor shall Securities Intermediary hypothecate any securities carried in the Account. Securities Intermediary hereby waives and releases all liens, encumbrances, claims and rights of setoff Securities Intermediary may have against the Account or any financial asset carried in the Account or any credit balance in the Account and agrees that, except for payment of its customary fees and commissions pursuant to the Customer Agreement, it will not assert any such lien, encumbrance, claim or right or the priority thereof against the Account or any financial asset carried in the Account or any credit balance in the Account. Securities Intermediary will not agree with any third party that Securities Intermediary will comply with entitlement orders concerning the Account originated by such third party without the prior written consent of Trustee and Company.

        Section 4. Control. Securities Intermediary will comply with entitlement orders originated by Trustee concerning the Account without further consent by Company. Except as otherwise provided in Sections 2 and 3 above, Securities Intermediary shall make trades of financial assets held in the Account at the instruction of Company, or its authorized representatives, and comply with entitlement orders concerning such trades from Company, or its authorized representatives in any of the permitted investments set forth on Exhibit B
                                                                 ---------
hereto, until such time as Trustee delivers a written notice to Securities Intermediary which states that an Event of Default under the Indenture has occurred and is continuing, and Trustee is exercising exclusive control over the Account. Such notice is referred to herein as the "Notice of Exclusive Control." After Securities Intermediary receives a Notice of Exclusive Control, it will immediately cease complying with all instructions or entitlement orders concerning the Account originated by Company or its representatives.

        Section 5. Statements, Confirmations and Notices of Adverse Claims. Securities Intermediary will send copies of all statements, confirmations and other correspondence concerning the Account simultaneously to each of Company and Trustee at the addresses set forth in the heading of this Agreement. If any person asserts any lien, encumbrance or adverse claim against the Account or in any financial asset carried therein, Securities Intermediary will promptly notify Trustee and Company thereof.

        Section 6. Responsibility of Securities Intermediary. Except for advancing margin or other credit to Company in violation of Section 3 above, Securities Intermediary shall have no responsibility or liability to Trustee for making trades of financial assets held in the Account at the instruction of Company, or its authorized representatives, or complying with entitlement orders in accordance with Section 4 above concerning the Account from Company, or its authorized representatives, which are received by Securities Intermediary before Securities Intermediary receives a Notice of Exclusive Control. Securities Intermediary shall have no responsibility or liability to Company for complying with a Notice of Exclusive Control or complying with entitlement orders concerning the Account originated by Trustee. Securities Intermediary shall have no duty to investigate or make any determination as to whether the conditions for the issuance of a Notice of Exclusive Control contained in any agreement between Company and Trustee have occurred. Neither this Agreement nor the Security Agreement imposes or creates any obligation or duty of Securities Intermediary other than those expressly set forth herein.

        Section 7. Tax Reporting. All items of income, gain, expense and loss recognized in the Account shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of Company.

        Section 8. Customer Agreement. This Agreement supplements the Customer Agreement between Securities Intermediary and Customer. In the event of a conflict between this Agreement and the Customer Agreement, the terms of this Agreement will prevail. Regardless of any provision in the Customer Agreement, New York shall be deemed to be the Securities Intermediary's location for the purposes of this Agreement and the perfection and priority of Trustee's security interest in the Account.

        Section 9. Termination. The rights and powers granted herein to Trustee have been granted in order to perfect its security interest in the Account, are powers coupled with an interest and will neither be affected by the bankruptcy or insolvency of Company nor by the lapse of time. The obligations of Securities Intermediary under Sections 2, 3, 4 and 5 above shall continue in effect until the security interest of Trustee in the Account has been terminated pursuant to the terms of the Security Agreement and Trustee has notified Securities Intermediary of such termination in writing. Upon receipt of such notice, the obligations of Securities Intermediary under Sections 2, 3, 4 and 5 above with respect to the operation and maintenance of the Account after the receipt of such notice shall terminate, Trustee shall have no further right to originate entitlement orders concerning the Account and Securities Intermediary may take such steps as Company may request to vest full ownership and control of the Account in Company, including, but not limited to, transferring all of the financial assets and credit balances in the Account to another securities account in the name of Company or its designee.

        Section 10. This Agreement. This Agreement, the schedules and exhibits hereto and the agreements and instruments required to be executed and delivered hereunder set forth the entire agreement of the parties hereto with respect to the subject matter hereof and supersede and discharge all prior agreements (written or oral) and negotiations and all contemporaneous oral agreements concerning such subject matter and negotiations. There are no oral conditions precedent to the effectiveness of this Agreement.

        Section 11. Amendments. No amendment, modification or termination of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by the party to be charged.

        Section 12. Severability. If any term or provision set forth in this Agreement shall be invalid or unenforceable, the remainder of this Agreement, or the application of such terms or provisions to persons or circumstances, other than those to which it is held invalid or unenforceable, shall be construed in all respects as if such invalid or unenforceable term or provision were omitted.

        Section 13. Successors, Assignment, Additional Accounts. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or assigns. The Company may open additional accounts with Securities Intermediary or any other securities intermediary pursuant to a control agreement on substantially the same terms as this Agreement.

        Section 14. Rules of Construction. In this Agreement, words in the singular number include the plural, and in the plural include the singular; words of the masculine gender include the feminine and the neuter, and when the sense so indicates words of the neuter gender may refer to any gender and the word "or" is disjunctive but not exclusive. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit or describe the scope or intent of the provisions of this Agreement. Except as otherwise defined herein all terms herein shall have the meanings ascribed thereto in Article 8 of the Code.

        Section 15. Notices. Any notice other communication by the Company, the Trustee or the Securities Intermediary to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested) telex, telecopier or overnight air courier guaranteeing next day delivery, to the others' address:

          If to the Company:

               c/o Hollywood Casino Corporation
               Two Galleria Tower, Suite 2200
               13455 Noel Road, LB 48
               Dallas, Texas  75240
               Telecopier No.: (214) 386-7411

          With a copy to:

               Weil, Gotshal & Manges LLP
               100 Crescent Court, Suite 1300
               Dallas, Texas  75201
               Telecopier No.: (214) 746-7777

          If to the Trustee:

               State Street Bank and Trust Company
               Two International Place, 4th Floor
               Boston, Massachusetts  02110
               Attention:  Corporate Trust Administration

          If to the Securities Intermediary:

               State Street Bank and Trust Company
               Two International Place, 4th Floor
               Boston, Massachusetts  02110
               Attention:  Corporate Trust Administration

          The Company, the Trustee or the Securities Intermediary by notice to the others may designate additional or different addresses for subsequent notices or communications.

          All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

          If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

        Section 16. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

        Section 17. Choice of Law. The parties hereto agree that certain material events, occurrences and transactions relating to this Agreement bear a reasonable relationship to the State of New York. The validity, terms, performance and enforcement of this Agreement shall be governed by the laws of the State of New York which are applicable to agreements which are executed, delivered and performed in that State.

                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the Parties hereto have caused this Control Agreement to be duly executed as of the day and year first above written.


                                   HOLLYWOOD CASINO CORPORATION


                                   By: /s/ Paul C. Yates
                                      ------------------------------------
                                     Name: Paul C. Yates
                                     Title: Executive Vice President and
                                            Chief Financial Officer


                                   STATE STREET BANK AND TRUST COMPANY,
                                   as Trustee


                                   By: /s/ Robert J. Dunn
                                      ------------------------------------
                                     Name: Robert J. Dunn
                                     Title: Vice President

                                   STATE STREET BANK AND TRUST COMPANY,
                                   as Securities Intermediary


                                   By: /s/ Robert J. Dunn
                                      -------------------------------------
                                     Name: Robert J. Dunn
                                     Title: Vice President

                                   EXHIBIT A
                                   ---------

                               Customer Agreement

                                   (attached)

                                   EXHIBIT A
                                   ---------

                              Customer Agreement

                                  (attached)

                   [LETTERHEAD OF STATE STREET APPEARS HERE]

                                April 20, 1999

Donald A. Shapiro
Associate General Counsel
Hollywood Casino Corporation
Via Fax 972/716-3903

        Re: Trustee, Registrar, Paying, Depositary/Tender and Escrow Agent $350,000,000 Secured Notes
             Hollywood Casino Corporation

Dear Donald:

State Street Bank and Trust Company is pleased to serve as Trustee on the above referenced note issue. Our fees will follow on the attached pages.

Please add to the distribution of the Offering Memorandum and documents the following individuals:

        Robert Dunn                             Leslie Davenport, Esq.
        State Street Bank and Trust Company     Shipman & Goodwin
        Two International Place                 One American Row
        Boston, MA 02110                        Hartford, CT 06103
        617/664-5219                            860/251-5918
        617/664-5151 fax                        860/251-5999 fax

Also, please send the Offering Memorandum to myself and Steve Caron, State Street Bank and Trust Company, Two International Place, Boston, MA 02110.

The transaction underlying this proposal, and all related legal documentation, is subject to review and acceptance by State Street in accordance with its policies and procedures. Should the actual transaction materially differ from the assumptions used herein, State Street reserves the right to modify this proposal. In the event that the subject transaction fails to close for reasons beyond the control of State Street, the party requesting these services agrees to pay State Street's acceptance fees, legal fees and out-of-pocket expenses.

Should you have any questions you may contact me at 860/244-1872.

                                                Very truly yours,
                                                /s/ F W McDonald
                                                Frank W. McDonald
                                                Vice President

cc:     Pamela Kelley, Esq., Latham & Watkins
        Rod Miller, Esq., Weil, Gotschal

                                     [STATE STREET LETTERHEAD LOGO APPEARS HERE]

Hollywood Casino Corporation
Schedule of Fees
page 2

                      State Stret Bank and Trust Company
            Fee Proposal for acting as Trustee, Registrar, Paying,
                      Depositary/Tender and Escrow Agent
                          $350,000,000 Secured Notes
                         Hollywood Casino Corporation

Acceptance Fee                                          $5,000
-------------

Our Acceptance Fee encompasses all administrative and operational activities necessary to close the transaction. It includes but is not limited to the following:

        . Review and comment on all agreements and documents delivered at the closing.

        . Preparation and delivery of any closing documents requested of the Trustee.

        . Establishment of the files and records necessary to carry out the duties of the Trustee throughout the life of the transaction.

        . Attendance at the pre-closing and closing. Please note tht out-of pocket for transportation, meals and accommodations will be billed as incurred in addition to the quoted acceptance fee.

        . Assistance to all professionals involved in the transaction to assure a timely and successful closing.

Annual Administrative Fee                               $8,000
-------------------------

Our Annual Administrative Fee encompasses the day to day discharge of our duties and responsibilities in acting as Trustee. It includes but is not limited to the following:

        . Maintenance of all records and files required of the Trustee pursuant to the operative documents.

        . Compliance with all Indenture provisions which require Trustee action.

        . Establishment of cash accounts and the proper administration of such as described by the agreements.

        . Prompt response to inquiries from bondholders and other interested parties to the financing.

        .  Rendering of periodic statements and reports as required.

                                     [STATE STREET LETTERHEAD LOGO APPEARS HERE]

Hollywood Casino Corporation
Schedule of Fees
page 3

        . Receipt and appropriate distribution of certificates and financial statements as required.

        . Preparation and delivery of Trustee reports required by the Trust Indenture Act of 1939 as amended.

Annual Registrar and Paying Agent Fee          Waived
-------------------------------------

Our Registrar Fee includes the following services:

        . Maintenance of bondholder name, address, and tax payer identification number

        .  Distribution of debt service payments

        .  Reconciliation of paying agent accounts

        . Issuance and mailing of 1099, 1099 B's and other required tax information

        .  Completion and delivery of all necessary SEC reports

Depositary Agent Fee                           $4,000
-------------------

Escrow Agent Fee                               $1,500
----------------

Investment Fee                                 $65 per security purchased
--------------                                 (i.e. Treasuries, Agencies, etc.)

        Investment in State Street
        Investment Vehicles                    40 Basis Points (.0040) of the
                                               average daily net assets

                Investment Vehicles
                -------------------
                SSgA Prime Money Market Fund
                SSgA US Treasury Money Market Fund
                SSgA Tax Free Money Market Fund

        State Street Insured Money             No transaction fee
        Market (1MMA)

Notes
-----

Trustee counsel fees and out of pocket expenses will be billed as incurred.

                                   EXHIBIT B
                                   ---------

                             Permitted Investments


1. Securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities no later than one year from the date of acquisition thereof.

2. Certificates of deposit and eurodollar time deposits with maturities no later than one year from the date of acquisition thereof, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to any Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thomson Bank Watch Rating of "B" or better.

3. Repurchase obligations with a term of not more than seven days for underlying securities of the types described in 1 and 2 above entered into with any financial institution meeting the qualifications in 2 above.

4. Commercial paper rated at least P-1 or the equivalent thereof by Moody's Investors Service, Inc. or at least A-1 or the equivalent thereof by Standard & Poor's Rating Services and in each case maturing within one year after the date of acquisition.

5. Money market funds at least 95% of which constitute investments of the types described in 1-4 above.